ADDENDUM TO

BUSINESS LOAN AGREEMENT

AND

PROMISSORY NOTE

1.Principles of Construction. This Addendum to Business Loan Agreement and Promissory Note (this “Addendum”) modifies the terms of (a) the Business Loan Agreement (the “Agreement”) dated May 27, 2020 (the “Effective Date”) by and between UNCOMMON GIVING CORPORATION (“Borrower”) and INBANK (“Bank”), and (b) the Promissory Note dated the Effective Date in the original principal amount of $1,500,000 by Borrower payable to Bank (the “Note”), in each case to which a copy of this Addendum is affixed.  In the event of any inconsistencies between the terms and conditions of this Addendum and the terms and conditions of the Agreement and the Note, the terms and conditions of this Addendum will control and be binding.

2.Amendments to Agreement. The following provisions of the Agreement are hereby deleted in their entirety and are replaced by the following same-titled provisions below:

(a)Indebtedness and Liens; Page 3:

Indebtedness and Liens. (1) Except for (A) trade debt incurred in the normal course of business, (B) indebtedness to Lender contemplated by this Agreement, (C) unsecured debt incurred by Borrower pursuant to paragraph 36 of Section 7(a) of the Small Business Investment Act of 1958, as amended, (D) unsecured subordinate debt in the form of preferred notes in an aggregate amount not to exceed $5,000,000 and (E) debt of Borrower existing on the date hereof, create, incur or assume indebtedness for borrowed money, including capital leases, (2) sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of Borrower's assets (except as allowed as Permitted Liens), or (3) sell with recourse any of Borrower's accounts, except to Lender.

(b)Cessation of Advances; Page 3:

CESSATION OF ADVANCES. If Lender has made any commitment to make any Loan to Borrower, whether under this Agreement or under any other agreement, Lender shall have no obligation to make Loan Advances or to disburse Loan proceeds if: (A) Borrower or any Guarantor is in default under the terms of this Agreement or any of the Related Documents or any other agreement that Borrower or any Guarantor has with Lender;  (B)  Borrower or any Guarantor dies, becomes incompetent or becomes insolvent, files a petition in bankruptcy or similar proceedings,  or is adjudged a bankrupt; (C) there occurs a material adverse change in Borrower's financial condition, in the financial condition of any Guarantor, or in the value of any Collateral securing any Loan; or (D) any Guarantor seeks, claims or otherwise attempts to limit, modify or  revoke such Guarantor's guaranty of the Loan or any other loan with Lender.

(c)Change in Ownership; Page 3:

Change in Ownership. The sale or transfer of twenty-five percent (25%) or more of the common stock or other equity interests of Borrower to any single holder, other than to the current holders of the common stock or other equity interests of Borrower on the date hereof.

(d)Insecurity; Page 3:

Insecurity. [Intentionally deleted].

Addendum to Business Loan Agreement and Promissory Note

3.Amendments to Note. The following provisions of the Note are hereby deleted in their entirety and are replaced by the following same-titled provisions below:

(a)Change in Ownership; Page 1:

Change In Ownership. The sale or transfer of twenty-five percent (25%) or more of the common stock or other equity interests of Borrower to any single holder, other than to the current holders of the common stock or other equity interests of Borrower on the date hereof.

(b)Insecurity; Page 1:

Insecurity. [Intentionally deleted].

4.Counterparts. This Addendum may be executed in any number of counterparts and, if so executed, shall be construed as one and the same agreement and shall be effective upon execution by each of the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE(S) FOLLOW.]

Addendum to Business Loan Agreement and Promissory Note

IN WITNESS WHEREOF, the parties have executed this Addendum as of the Effective Date.

UNCOMMON GIVING CORPORATION

By:  /s/ Ron Baldwin

Ronald Baldwin

CEO

INBANK

By:  /s/ Ed Francis

Name: Ed Francis

Title:CEO

Signature Page to Addendum to Business Loan Agreement and Promissory Note